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                                                                    EXHIBIT 5


                                November 25, 1996

Continucare Corporation
100 Southeast Second Street
Miami, Florida  33131

   Re:      Form S-3 Registration Statement

Ladies and Gentlemen:

         On the date hereof, Continucare Corporation, a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale by certain selling shareholders (the "Selling Shareholders") of up to 8,300,000 shares (the "Current Shares") of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), plus an additional 200,000 shares (the "Additional Shares") of Common Stock to be received by the Selling Shareholders in accordance with the terms of that certain Agreement and Plan of Merger dated August 9, 1996 by and among the Company, Zanart Entertainment Corporation and Continucare Acquisition Corp. (the "Merger Agreement"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.




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Continucare Corporation
November 25, 1996
Page 2
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         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Bylaws of the Company; (ii) actions of the Board of Directors of the Company authorizing the offering and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that (i) the Current Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and validly issued and are fully paid and nonassessable and (ii) assuming the issuance of the Additional Shares is in accordance with the terms of the Merger Agreement, the Additional Shares to be sold by the Selling Shareholders pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Sincerely,


                                    GREENBERG, TRAURIG, HOFFMAN,
                                    LIPOFF, ROSEN & QUENTEL, P.A.